Exhibit 1

TELE NORTE LESTE PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 02.558.134/0001-58 Board of Trade (NIRE) No. 33.3.0026253-9 Publicly-Held Company	TELEMAR NORTE LESTE S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 33.000.118/0001-79 Board of Trade (NIRE) No. 33.3.0015258-0 Publicly-Held Company

COARI PARTICIPAÇÕES S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 04.030.087/0001-09 Board of Trade (NIRE) No. 35.3.0018062-3 Publicly-Held Company	BRASIL TELECOM S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 53.3.0000622–9 Publicly-Held Company

MATERIAL FACT

Tele Norte Leste Participações S.A. (“TNL”), Telemar Norte Leste S.A. (“TMAR”), Coari Participações S.A. (“Coari”) and Brasil Telecom S.A. (“BRT”, and, in conjunction with TNL, TMAR and Coari, the “Oi Companies”), pursuant to the provisions of article 157, paragraph 4 of Law No. 6,404/76 (“Brazilian Corporate Law”) and CVM Instruction No. 358/02, inform their shareholders and the market in general that, on this date, TMAR received an economic valuation report of its shares from Banco BNP Paribas Brasil S.A., to determine the amount of the withdrawal rights to be paid to dissenting shareholders at the general meeting of TMAR shareholders that will decide on the partial spin-off and share exchange between TMAR and Coari – in accordance with article 12 of the Bylaws of TMAR and article 45 of the Brazilian Corporate Law – with regard to the shares held by such dissenting shareholders, uninterruptedly, from the close of trading on May 23, 2011 until the effective exercise date of such withdrawal rights (the “Report”).

The Report, which presented a per share value of TMAR common or preferred shares of R$74.39 (seventy-four reais and thirty-four centavos), is available on the IPE System (Sistema IPE) of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

Rio de Janeiro, November 23, 2011.

Alex Waldemar Zornig Investor Relations Officer Tele Norte Leste Participações S.A. Telemar Norte Leste S.A. Coari Participações S.A. Brasil Telecom S.A.